Exhibit 99

ORBCOMM ELECTS LT. GEN. (RET.) JOHN R. WOOD AS DIRECTOR

Fort Lee, NJ, August 19, 2009 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced that its Board of Directors has elected John R. Wood (Lieutenant General, U.S. Army, Ret.) to the Board of Directors as a Class III director, effective September 1, 2009, to serve until the company’s 2012 Annual Meeting of Shareholders. Mr. Wood was elected after ORBCOMM expanded the size of the Board of Directors to nine members.

Mr.Wood served over thirty-six years as an officer in the United States Army, retiring in January 2009. Mr. Wood served in roles of increasing responsibility, including as the Commanding General, 2nd Infantry Division, the Director of Army Strategic Plans and Policy, the Director of Joint Experimentation for the United States Joint Forces Command, and, most recently, the Deputy Commander of the United States Joint Forces Command. Since retirement from the Army in January 2009, Mr. Wood has devoted his attention to the establishment of Star Strategies Group LLC, a consulting practice.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, General Electric, Hitachi Construction Machinery, Hyundai Heavy Industries, Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communications track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM-based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Contacts Investor Inquiries: Lucas Binder VP, Business Development and Investor Relations ORBCOMM Inc. 703-433-6505 binder.lucas@orbcomm.com	Media Inquiries: Jennifer Lattif Senior Account Executive The Abernathy MacGregor Group 212-371-5999 jcl@abmac.com